NEWSRELEASE

June 20, 2007

Contacts:
HUNTINGTON BANCSHARES

Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588	Analysts Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878

HUNTINGTON BANCSHARES ANNOUNCES
• JULY 1, 2007 AS EFFECTIVE DATE FOR MERGER OF SKY FINANCIAL
• ELECTION OF NEW MEMBERS TO THE BOARD OF DIRECTORS

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that July 1, 2007, is the targeted effective date for its merger of Sky Financial Group, Inc. (NASDAQ:SKYF). This merger was originally announced December 20, 2006.

The Huntington board of directors also announced the election of five current Sky Financial board members to the Huntington board as of the effective date of the merger. Per terms of the merger agreement, and following the completion of the merger, Huntington’s board will have 15 members consisting of 10 existing Huntington board members and five former Sky Financial board members. Those board members elected were: Marty Adams, who will become President and Chief Operating Officer; Marylouise Fennell, RSM, Partner, Higher Education Services; D. James Hilliker, Vice President, Better Food Systems, Inc.; Jonathan A. Levy, Partner, Redstone Investments; and Gerard P. Mastroianni, President, Alliance Ventures.

2BAbout Huntington

Huntington Bancshares Incorporated is a $35 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 141 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through 375 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong. The company is located on the web at www.huntington.com.

0BAbout Sky Financial Group

Sky Financial Group is a $17.6 billion diversified financial holding company. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. Sky operates over 330 financial centers and over 400 ATMs, serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. The company is located on the web at www.skyfi.com.

Forward-looking Statement

This press release contains forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements speak only as of the date they are made. Huntington assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

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